Exhibit 99.1

Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

News Release

FOR IMMEDIATE RELEASE

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Holdings Inc. Reports Second Quarter 2021 Results

Sales of $441.0 Million vs. Prior Year of $436.6 Million

Net Income Attributable to Koppers of $26.9 Million vs. Prior Year of $29.2 Million

Adjusted EBITDA of $65.6 Million vs. Prior Year of $59.6 Million

Diluted EPS of $1.22 vs. Prior Year of $1.39; Adjusted EPS of $1.41 vs. Prior Year of $1.27

PITTSBURGH, August 6, 2021 – Koppers Holdings Inc. (NYSE: KOP), an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, today reported net income attributable to Koppers for the second quarter of 2021 of $26.9 million, or $1.22 per diluted share, compared to $29.2 million, or $1.39 per diluted share, in the prior year quarter.

Adjusted net income and adjusted earnings per share (EPS) were $30.9 million and $1.41 per share for the second quarter of 2021, compared to $26.7 million and $1.27 per share in the prior year quarter, respectively.  Adjustments to pre-tax income totaled $6.5 million of net expenses for the second quarter of 2021, compared with $3.7 million of net benefits for the second quarter of 2020. The adjustments for both periods primarily reflected non-cash effects related to mark-to-market commodity hedging, restructuring activities and non-cash impacts related to LIFO adjustments.

Consolidated sales were $441.0 million, an increase of $4.4 million, or 1.0 percent, compared with $436.6 million in the prior year quarter.  Excluding an $11.0 million favorable impact from foreign currency translation, sales decreased by $6.6 million, or 1.5 percent, from the prior year.

The Railroad and Utility Products and Services (RUPS) business reported lower sales and profitability than prior year, primarily driven by deferred purchases from railroad customers due to pricing increases associated with a market shortage of hardwood production for untreated crossties as some sawmills shifted capacity to manufacture softwood for construction lumber.

The Performance Chemicals (PC) segment delivered record second-quarter sales and a year-over-year increase in profitability due to strong demand in international markets and favorable pricing in the Americas, partially offset by decreased customer activity in North America related to lumber price volatility.

The Carbon Materials and Chemicals (CMC) segment generated higher sales compared with the prior year due to increased volumes and a favorable pricing environment in certain markets.  The year-over-year increase in profitability demonstrates the benefits of an efficient cost structure, delivering attractive margin performance as demand levels begin to recover.

President and CEO Leroy Ball said, “The second quarter represented another successful outcome for Koppers profitability driven by record sales in our PC business and strong performance in CMC as industrial markets are heating up around the globe.  While our RUPS business endured a setback in performance this quarter due to the impact of elevated hardwood pricing on end-market demand, we view that as a short-term situation.  I am proud of the Koppers team’s ability to continue to consistently deliver on our strategy of driving sustainable profit improvement through our unique, integrated business model serving critical diversified infrastructure markets no matter the obstacles placed in their way.”

Second Quarter Financial Performance

•

Sales for RUPS of $195.5 million decreased by $14.4 million, or 6.9 percent, compared to sales of $209.9 million in the prior year quarter.  Excluding a favorable impact from foreign currency translation of $1.8 million, sales decreased by $16.2 million, or 7.7 percent, from the prior year.  Sales decreased from prior year, primarily driven by lower crosstie treating volumes as railroad customers deferred purchases due to price increases driven by a temporary shortage in availability of untreated crossties as some sawmills shifted their capacity to higher-demand construction lumber. The utility business also experienced lower volumes as part of transitioning its production from a customer’s facility in Texas to the company’s Somerville facility.  These decreases were partially offset by higher sales volumes in the crosstie disposal business.  Operating profit was $4.3 million, or 2.2 percent, compared with $16.2 million, or 7.7 percent, in the prior year quarter.  Adjusted EBITDA was $12.0 million, or 6.1 percent, in the second quarter, compared with $23.2 million, or 11.1 percent, in the prior year quarter.  The decrease in profitability from prior year was primarily driven by lower treating volumes which resulted in reduced absorption of fixed costs, and higher raw material costs, partially offset by higher margin from the utility pole business in Australia.

•

Sales for PC of $145.6 million, a second-quarter record, increased by $8.5 million, or 6.2 percent, compared to sales of $137.1 million in the prior year quarter.  Excluding a favorable impact from foreign currency translation of $3.5 million, sales increased by $5.0 million, or 3.6 percent, from the prior year quarter.  The sales growth reflects strong demand from international markets as well as certain pricing increases that were implemented in the Americas, partly offset by lower treating activities in North America as lumber treaters are managing their inventory levels and monitoring lumber prices.  Operating profit was $28.7 million, or 19.7 percent, compared with $32.6 million, or 23.8 percent, in the prior year quarter.  The decline reflects an unrealized loss associated with copper swap contracts in the current year quarter compared with an unrealized gain from those contracts included in the prior year period. Adjusted EBITDA for the second quarter was $34.5 million, or 23.7 percent, compared with $29.2 million, or 21.3 percent, in the prior year quarter. On an adjusted basis, the increased profitability was primarily due to higher sales volumes as well as lower realized raw material costs associated with the company’s copper hedging program.

•

Sales for CMC totaling $99.9 million increased by $10.3 million, or 11.5 percent, compared to sales of $89.6 million in the prior year quarter. Excluding a favorable impact from foreign currency translation of $5.8 million, sales increased by $4.5 million, or 5.0 percent, from the prior year quarter.  Sales benefited from higher pricing for carbon black feedstock in Europe and phthalic anhydride in North America, partially offset by lower volumes of carbon pitch in North America and Europe, and lower pitch pricing in Australia.  Operating profit was $13.4 million, or 13.4 percent, compared with $1.5 million, or 1.7 percent, in the prior year quarter.  Adjusted EBITDA was $18.6 million, or 18.6 percent, in the second quarter, compared with $7.1 million, or 7.9 percent, in the prior year quarter.  The increase in profitability was due to higher product demand and favorable pricing in certain markets and operational efficiencies along with a recovery from insurance proceeds in the current year period.

•

Operating profit was $44.3 million, or 10.0 percent, compared with $49.7 million, or 11.4 percent, in the prior year quarter.  Adjusted EBITDA was $65.6 million, or 14.9 percent, compared with $59.6 million, or 13.7 percent, in the prior year quarter.  Operating profit margin and adjusted EBITDA margin are calculated as a percentage of GAAP sales.

•

Net income attributable to Koppers was $26.9 million, compared to $29.2 million in the prior year quarter.  Adjusted net income was $30.9 million for the second quarter, compared to $26.7 million in the prior year quarter.

•	Diluted EPS was $1.22, compared to $1.39 per diluted share in the prior year quarter. Adjusted EPS for the quarter was $1.41, compared with $1.27 for the prior year period.
•

Capital expenditures for the six months ended June 30, 2021, were $60.9 million, compared with $26.5 million for the prior year period.  Net of cash provided from asset sales, capital expenditures were $55.8 million for the current year period, compared with $26.4 million for the prior year period.  The year-over-year increase is consistent with the company’s projections for net capital investments in 2021, primarily driven by growth and productivity projects.

•

At June 30, 2021, total debt was $806.2 million and, net of cash and cash equivalents, the net debt was $759.7 million, compared with total debt of $775.9 million and net debt of $737.4 million at December 31, 2020. Compared to December 31, 2020, total debt was higher by $30.3 million and net debt was higher by $22.3 million. Due to higher year-over-year adjusted EBITDA for the twelve months ended June 30, 2021, the net leverage was 3.2 at June 30, 2021, compared with 3.5 at December 31, 2020.

2021 Outlook

Koppers remains committed to driving improvements through the execution of its strategic initiatives and making continued progress toward its long-term financial goals.

Based on current global economic activity and in consideration of the near-term economic uncertainty associated with the pandemic, the company expects that 2021 sales will be approximately $1.7 billion to $1.8 billion.   By comparison, sales were $1.67 billion in 2020, excluding Koppers (Jiangsu) Carbon Chemical Company Limited, which was sold on September 30, 2020.

Koppers expects EBITDA, on an adjusted basis, will be approximately $220 million to $230 million for 2021, compared with $211.0 million in the prior year.

The effective tax rate for adjusted net income in 2021 is projected to be approximately 27 percent, compared to the tax rate in 2020, excluding special tax items, of 20.1 percent.  The higher 2021 tax rate is primarily due to benefits in the prior year related to the federal Coronavirus Aid, Relief, and Economic Security Act and other tax regulations that are not expected to continue in 2021.  Accordingly, the 2021 adjusted EPS is forecasted to be in the range of $4.35 to $4.60, compared with adjusted EPS of $4.12 in the prior year.  The higher tax rate anticipated in 2021 is estimated to have a negative impact on adjusted EPS of approximately $0.40 compared to the prior year.

Koppers does not provide reconciliations of guidance for adjusted EBITDA and adjusted EPS to comparable GAAP measures, in reliance on the unreasonable efforts exception.  Koppers is unable, without unreasonable efforts, to forecast certain items required to develop meaningful comparable GAAP financial measures.  These items include restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging that are difficult to predict in advance in order to include in a GAAP estimate and may be significant.

Koppers expects to invest $110 million to $120 million in capital expenditures in 2021.  Approximately half of the planned expenditures in 2021 are aimed at growth and/or cost reduction projects that are estimated to generate $8 million to $12 million of EBITDA in 2022.  Net of cash received from the sale of closed properties and property insurance recoveries, Koppers expects its net investment in capital expenditures to be between $80 million to $90 million.

Commenting on the forecast, Mr. Ball said, “While the second half of 2021 will be challenging due to inflationary pressures and volatility of lumber markets impacting the demand of various product segments, I am happy to report that at halfway through the year, we still expect to achieve our seventh consecutive year of growth in adjusted EBITDA and are on pace for a new high in adjusted EPS.  With several opportunities to grow our business and drive further efficiency gains,  I am confident in our ability to continue our track record of growing profits year-over-year and have a current goal of exceeding $300 million in adjusted EBITDA in 2025.”

Investor Conference Call and Webcast

Koppers management will conduct a conference call this morning, beginning at 11:00 a.m. Eastern Time to discuss the company’s results for the quarter.  Presentation materials will be available at least 15 minutes before the call on www.koppers.com in the Investor Relations section of the company’s website.

Interested parties may access the live audio broadcast toll free by dialing 833-366-1128 in the United States and Canada, or 412-902-6774 for international, Conference ID number 10157201. Participants are requested to access the call at least five minutes before the scheduled start time to complete a brief registration.

Also, the live event can be accessed at https://services.choruscall.com/mediaframe/webcast.html?webcastid=ducX93uB.  An audio replay will be available approximately two hours after the completion of the call at 877-344-7529 for U.S. toll free, 855-669-9658 for Canada toll free, or 412-317-0088 for international, Conference ID number 10157201. The recording will be available for replay through November 6, 2021.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds.  Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries.  We serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia and Europe.  The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol "KOP."  For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael Zugay at 412-227-2231 or Quynh McGuire at 412-227-2049.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures.  Koppers believes that EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, net debt and net leverage ratio provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends, and facilitate comparisons between periods and with other corporations in similar industries. The exclusion of certain items permits evaluation and a comparison of results for ongoing business operations, and it is on this basis that Koppers management internally assesses the company’s performance.  In addition, the Board of Directors and executive management team use adjusted EBITDA as a performance measure under the company’s annual incentive plans.

Although Koppers believes that these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures and should be read in conjunction with the relevant GAAP financial measure.  Other companies in a similar industry may define or calculate these measures differently than the company, limiting their usefulness as comparative measures.  Because of these limitations, these non-GAAP financial measures should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP.

See the attached tables for the following reconciliations of non-GAAP financial measures included in this press release:  Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of EBITDA to Adjusted EBITDA by Segment; Unaudited Reconciliation of Operating Profit to EBITDA and Adjusted EBITDA; Unaudited Reconciliation of Net Income Attributable to Koppers and Adjusted Net Income; Unaudited Reconciliation of Diluted Earnings Per Share and Adjusted Earnings Per Share; Unaudited Reconciliation of Total Debt to Net Debt and Net Leverage Ratio; and Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA on a Latest Twelve Month Basis.

For the company’s guidance, adjusted EBITDA and adjusted EPS excludes restructuring, impairment, non-cash LIFO charges, acquisition-related costs, and non-cash mark-to-market commodity hedging.  As described above, the forecast amounts for these items cannot be reasonably estimated due to their nature but may be significant.  For that reason, the company is unable to provide GAAP estimates at this time.

Safe Harbor Statement

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows.  All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “outlook,” “guidance,” “forecast,” “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plan,” “potential,” “intend,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements.  Any forward-looking statement contained herein, in other press releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies.

Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements.  Factors that might affect such forward-looking statements include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; existing and future adverse effects as a result of the coronavirus (COVID-19) pandemic; disruption in the U.S. and global financial markets; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and any subsequent filings by Koppers with the Securities and Exchange Commission.  Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

AND COMPREHENSIVE INCOME

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$441.0	$436.6	$848.5	$838.5
Cost of sales	343.9	334.7	663.2	675.0
Depreciation and amortization	13.9	13.3	30.0	26.8
Gain on sale of assets	(0.3)	0.0	(7.8)	0.0
Impairment and restructuring charges	0.9	4.1	2.1	3.9
Selling, general and administrative expenses	38.3	34.8	72.8	69.5
Operating profit	44.3	49.7	88.2	63.3
Other income, net	0.8	0.5	1.8	1.0
Interest expense	10.1	12.8	20.3	26.8
Income from continuing operations before income taxes	35.0	37.4	69.7	37.5
Income tax provision	9.1	8.0	17.6	6.2
Income from continuing operations	25.9	29.4	52.1	31.3
Income (loss) from discontinued operations, net of tax benefit of $0.1, $0.2, $0.1 and $1.0	0.5	0.0	0.3	(4.4)
Gain on sale of discontinued operations	0.5	0.0	0.3	0.0
Net income	26.9	29.4	52.7	26.9
Net income (loss) attributable to noncontrolling interests	0.0	0.2	(0.1)	(0.9)
Net income attributable to Koppers	$26.9	$29.2	$52.8	$27.8
Earnings (loss) per common share attributable to Koppers common shareholders:
Basic -
Continuing operations	$1.22	$1.40	$2.46	$1.50
Discontinued operations	0.04	(0.01)	0.03	(0.17)
Earnings per basic common share	$1.26	$1.39	$2.49	$1.33
Diluted -
Continuing operations	$1.18	$1.40	$2.38	$1.49
Discontinued operations	0.04	(0.01)	0.02	(0.17)
Earnings per diluted common share	$1.22	$1.39	$2.40	$1.32
Comprehensive income	$31.4	$73.7	$63.1	$22.8
Comprehensive income (loss) attributable to noncontrolling interests	0.0	0.2	(0.1)	(1.0)
Comprehensive income attributable to Koppers	$31.4	$73.5	$63.2	$23.8
Weighted average shares outstanding (in thousands):
Basic	21,289	21,001	21,217	20,927
Diluted	21,967	21,068	21,949	21,084

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions, except per share amounts)

	June 30, 2021	December 31, 2020
Assets
Cash and cash equivalents, including restricted cash	$46.5	$38.5
Accounts receivable, net of allowance of $3.5 and $2.6	205.5	175.1
Inventories, net	288.9	295.8
Derivative contracts	46.1	38.5
Other current assets	22.8	16.6
Total current assets	609.8	564.5
Property, plant and equipment, net	443.0	409.1
Operating lease right-of-use assets	99.2	102.5
Goodwill	297.3	297.8
Intangible assets, net	140.0	149.8
Deferred tax assets	17.4	18.4
Non-current derivative contracts	42.3	31.9
Other assets	25.0	24.6
Total assets	$1,674.0	$1,598.6
Liabilities
Accounts payable	$149.3	$154.1
Accrued liabilities	87.0	106.7
Current operating lease liabilities	21.8	21.2
Current maturities of long-term debt	7.1	10.1
Total current liabilities	265.2	292.1
Long-term debt	799.1	765.8
Accrued postretirement benefits	45.3	46.2
Deferred tax liabilities	25.3	21.3
Operating lease liabilities	77.5	81.3
Other long-term liabilities	45.5	45.9
Total liabilities	1,257.9	1,252.6
Commitments and contingent liabilities
Equity
Senior Convertible Preferred Stock, $0.01 par value per share; 10,000,000 shares authorized; no shares issued	0.0	0.0
Common Stock, $0.01 par value per share; 80,000,000 shares authorized; 23,980,741 and 23,688,347 shares issued	0.2	0.2
Additional paid-in capital	242.7	234.1
Retained earnings	268.8	215.8
Accumulated other comprehensive loss	(5.5)	(15.9)
Treasury stock, at cost, 2,641,733 and 2,589,803 shares	(94.4)	(92.5)
Total Koppers shareholders’ equity	411.8	341.7
Noncontrolling interests	4.3	4.3
Total equity	416.1	346.0
Total liabilities and equity	$1,674.0	$1,598.6

KOPPERS HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Six Months Ended June 30,
	2021	2020
Cash provided by (used in) operating activities:
Net income	$52.7	$26.9
Adjustments to reconcile net cash provided by (used in) operating activities:
Depreciation and amortization	30.0	27.3
Stock-based compensation	6.6	5.5
Change in derivative contracts	(1.7)	(0.3)
Non-cash interest expense	1.3	1.3
Gain on sale of assets	(7.8)	0.0
Deferred income taxes	0.4	(4.7)
Change in other liabilities	4.0	0.8
Other - net	1.2	1.0
Changes in working capital:
Accounts receivable	(31.7)	(31.7)
Inventories	5.7	28.8
Accounts payable	0.5	(34.3)
Accrued liabilities	(21.5)	(0.2)
Other working capital	(3.6)	1.8
Net cash provided by operating activities	36.1	22.2
Cash (used in) provided by investing activities:
Capital expenditures	(60.9)	(26.5)
Cash provided by sale of assets	5.1	0.1
Net cash used in investing activities	(55.8)	(26.4)
Cash provided by (used in) financing activities:
Net increase in credit facility borrowings	34.2	9.9
Repayments of long-term debt	(5.1)	(5.1)
Issuances of Common Stock	1.8	0.5
Repurchases of Common Stock	(1.9)	(1.2)
Payment of debt issuance costs	0.0	(0.2)
Net cash provided by financing activities	29.0	3.9
Effect of exchange rate changes on cash	(1.3)	0.8
Change in cash and cash equivalents of discontinued operations held for sale	0.0	0.2
Net increase in cash and cash equivalents	8.0	0.7
Cash and cash equivalents at beginning of period	38.5	32.3
Cash and cash equivalents at end of period	$46.5	$33.0
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflow from operating leases	$15.5	$15.1
Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for new operating lease liabilities	$8.3	$1.7
Supplemental disclosure of cash flow information:
Non-cash investing activities
Accrued capital expenditures	$4.2	$2.3

UNAUDITED SEGMENT INFORMATION

The following tables set forth certain sales and operating data, net of all intersegment transactions, for the company’s businesses for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
(Dollars in millions)
Net sales:
Railroad and Utility Products and Services	$195.5	$209.9	$387.4	$399.9
Performance Chemicals	145.6	137.1	269.2	248.5
Carbon Materials and Chemicals(1)	99.9	89.6	191.9	190.1
Total	$441.0	$436.6	$848.5	$838.5
Operating profit (loss):
Railroad and Utility Products and Services	$4.3	$16.2	$13.0	$25.4
Performance Chemicals	28.7	32.6	53.5	36.7
Carbon Materials and Chemicals(2)	13.4	1.5	24.2	2.2
Corporate Unallocated	(2.1)	(0.6)	(2.5)	(1.0)
Total	$44.3	$49.7	$88.2	$63.3
Operating profit margin:
Railroad and Utility Products and Services	2.2%	7.7%	3.4%	6.4%
Performance Chemicals	19.7%	23.8%	19.9%	14.8%
Carbon Materials and Chemicals	13.4%	1.7%	12.6%	1.2%
Total	10.0%	11.4%	10.4%	7.5%
Adjusted EBITDA(3):
Railroad and Utility Products and Services	$12.0	$23.2	$28.4	$36.6
Performance Chemicals	34.5	29.2	62.3	46.2
Carbon Materials and Chemicals	18.6	7.1	29.0	14.1
Corporate Unallocated	0.5	0.1	1.0	0.3
Total	$65.6	$59.6	$120.7	$97.2
Adjusted EBITDA margin(4):
Railroad and Utility Products and Services	6.1%	11.1%	7.3%	9.2%
Performance Chemicals	23.7%	21.3%	23.1%	18.6%
Carbon Materials and Chemicals	18.6%	7.9%	15.1%	7.4%
Total	14.9%	13.7%	14.2%	11.6%

(1)	Net sales excludes KJCC revenue of $12.9 million and $22.8 million for the three and six months ended June 30 2020, respectively.
(2)	Operating profit (loss) excludes KJCC amounts of $(0.2) million and $(5.3) million for the three and six months ended June 30, 2020, respectively.
(3)	The tables below describe the adjustments to EBITDA for the three and six months ended June 30, 2021 and 2020, respectively.
(4)	Adjusted EBITDA as a percentage of GAAP sales.

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income	$26.9	$29.4	$52.7	$26.9
Interest expense	10.1	12.8	20.3	26.8
Depreciation and amortization	13.9	13.3	30.0	26.8
Depreciation in impairment and restructuring charges	0.0	0.7	0.0	0.7
Income tax provision	9.1	8.0	17.6	6.2
Discontinued operations	(1.0)	0.0	(0.6)	4.4
EBITDA with noncontrolling interests	59.0	64.2	120.0	91.8
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs (benefits)	1.3	6.8	(2.8)	9.6
Non-cash LIFO expense (benefit)	4.3	(3.2)	5.3	(3.9)
Mark-to-market commodity hedging losses (gains)	1.0	(8.2)	(1.8)	(0.3)
Total adjustments	6.6	(4.6)	0.7	5.4
Adjusted EBITDA	$65.6	$59.6	$120.7	$97.2

UNAUDITED RECONCILIATION OF EBITDA TO ADJUSTED EBITDA BY SEGMENT

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
EBITDA with noncontrolling interests:
Railroad and Utility Products and Services	$8.6	$21.3	$23.5	$35.2
Performance Chemicals	33.5	37.4	64.0	46.5
Carbon Materials and Chemicals	16.4	5.4	31.5	9.8
Corporate unallocated	0.5	0.1	1.0	0.3
Total EBITDA with noncontrolling interests	$59.0	$64.2	$120.0	$91.8
Adjusted EBITDA:
Railroad and Utility Products and Services	$12.0	$23.2	$28.4	$36.6
Performance Chemicals	34.5	29.2	62.3	46.2
Carbon Materials and Chemicals	18.6	7.1	29.0	14.1
Corporate unallocated	0.5	0.1	1.0	0.3
Total Adjusted EBITDA	$65.6	$59.6	$120.7	$97.2
Adjusted EBITDA margin as a percentage of GAAP sales:
Railroad and Utility Products and Services	6.1%	11.1%	7.3%	9.2%
Performance Chemicals	23.7%	21.3%	23.1%	18.6%
Carbon Materials and Chemicals	18.6%	7.9%	15.1%	7.4%
Total Adjusted EBITDA margin	14.9%	13.7%	14.2%	11.6%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended June 30, 2021
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$4.3	$28.7	$13.4	$(2.1)	$44.3
Other income (loss)	(1.0)	0.1	(0.9)	2.6	0.8
Depreciation and amortization	5.3	4.7	3.9	0.0	13.9
EBITDA with noncontrolling interest	$8.6	$33.5	$16.4	$0.5	$59.0
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs	0.9	0.0	0.4	0.0	1.3
Non-cash LIFO expense	2.5	0.0	1.8	0.0	4.3
Mark-to-market commodity hedging losses	0.0	1.0	0.0	0.0	1.0
Adjusted EBITDA	$12.0	$34.5	$18.6	$0.5	$65.6
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	18.4%	53.0%	28.6%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Three Months Ended June 30, 2020
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$16.2	$32.6	$1.5	$(0.6)	$49.7
Other income (loss)	(0.6)	0.4	0.0	0.7	0.5
Depreciation and amortization	5.0	4.4	3.9	0.0	13.3
Depreciation in impairment and restructuring charges	0.7	0.0	0.0	0.0	0.7
EBITDA with noncontrolling interest	$21.3	$37.4	$5.4	$0.1	$64.2
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs	3.5	0.0	3.3	0.0	6.8
Non-cash LIFO benefit	(1.6)	0.0	(1.6)	0.0	(3.2)
Mark-to-market commodity hedging gains	0.0	(8.2)	0.0	0.0	(8.2)
Adjusted EBITDA	$23.2	$29.2	$7.1	$0.1	$59.6
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	39.0%	49.1%	11.9%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Six Months Ended June 30, 2021
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$13.0	$53.5	$24.2	$(2.5)	$88.2
Other income (loss)	(1.1)	1.0	(1.6)	3.5	1.8
Depreciation and amortization	11.6	9.5	8.9	0.0	30.0
EBITDA with noncontrolling interest	$23.5	$64.0	$31.5	$1.0	$120.0
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure (benefits) costs	2.2	0.0	(5.0)	0.0	(2.8)
Non-cash LIFO expense	2.8	0.0	2.5	0.0	5.3
Mark-to-market commodity hedging gains	(0.1)	(1.7)	0.0	0.0	(1.8)
Adjusted EBITDA	$28.4	$62.3	$29.0	$1.0	$120.7
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	23.7%	52.0%	24.2%

UNAUDITED RECONCILIATION OF OPERATING PROFIT TO EBITDA AND ADJUSTED EBITDA*

(In millions)

	Six Months Ended June 30, 2020
				Corporate
	RUPS	PC	CMC	Unallocated	Consolidated
Operating profit (loss)	$25.4	$36.7	$2.2	$(1.0)	$63.3
Other income (loss)	(0.8)	0.9	(0.4)	1.3	1.0
Depreciation and amortization	9.9	8.9	8.0	0.0	26.8
Depreciation in impairment and restructuring charges	0.7	0.0	0.0	0.0	0.7
EBITDA with noncontrolling interest	$35.2	$46.5	$9.8	$0.3	$91.8
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure costs	3.6	0.0	6.0	0.0	9.6
Non-cash LIFO benefit	(2.2)	0.0	(1.7)	0.0	(3.9)
Mark-to-market commodity hedging gains	0.0	(0.3)	0.0	0.0	(0.3)
Adjusted EBITDA	$36.6	$46.2	$14.1	$0.3	$97.2
Adj. EBITDA % of Consolidated Adj. EBITDA (excluding corporate unallocated)	37.8%	47.7%	14.6%

*A reconciliation of segment net income to adjusted segment EBITDA is not available without unreasonable efforts as we do not measure net income at the segment level or use it as a measure of operating performance.

UNAUDITED RECONCILIATION OF NET INCOME ATTRIBUTABLE TO KOPPERS AND ADJUSTED NET INCOME

(In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income attributable to Koppers	$26.9	$29.2	$52.8	$27.8
Adjustments to arrive at adjusted net income:
Impairment, restructuring and plant closure costs (benefits)	1.2	8.0	(2.4)	11.4
Non-cash LIFO expense (benefit)	4.3	(3.4)	5.3	(4.1)
Mark-to-market commodity hedging losses (gains)	1.0	(8.3)	(1.8)	(0.3)
Total adjustments	6.5	(3.7)	1.1	7.0
Adjustments to income tax and noncontrolling interests
Income tax on adjustments to pre-tax income	(1.5)	1.0	0.0	(1.6)
Noncontrolling interest	0.0	0.2	(0.1)	(0.9)
Effect on adjusted net income	5.0	(2.5)	1.0	4.5
Adjusted net income including discontinued operations	31.9	26.7	53.8	32.3
Discontinued operations	(1.0)	0.0	(0.6)	4.4
Adjusted net income attributable to Koppers	$30.9	$26.7	$53.2	$36.7

UNAUDITED RECONCILIATION OF DILUTED EARNINGS PER SHARE AND

ADJUSTED EARNINGS PER SHARE

(In millions except share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Income from continuing operations attributable to Koppers	$25.9	$29.5	$52.2	$31.4
Net income attributable to Koppers	$26.9	$29.2	$52.8	$27.8
Adjusted net income attributable to Koppers	$30.9	$26.7	$53.2	$36.7
Denominator for diluted earnings per share (in thousands)	21,967	21,068	21,949	21,084
Earnings per share:
Diluted earnings per share - continuing operations	$1.18	$1.40	$2.38	$1.49
Diluted earnings per share - net income	$1.22	$1.39	$2.40	$1.32
Adjusted earnings per share	$1.41	$1.27	$2.43	$1.74

UNAUDITED RECONCILIATION OF TOTAL DEBT TO NET DEBT AND NET LEVERAGE RATIO

(In millions)

	Twelve Months Ended
	June 30, 2021	December 31, 2020	June 30, 2020
Total Debt	$806.2	$775.9	$907.1
Less: Cash	46.5	38.5	33.0
Net Debt	$759.7	$737.4	$874.1
Adjusted EBITDA	$234.5	$211.0	$194.2
Net Leverage Ratio	3.2	3.5	4.5

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

ON A LATEST TWELVE MONTH BASIS

(In millions)

	Twelve Months Ended
	June 30, 2021	December 31, 2020	June 30, 2020
Net income	$146.7	$121.0	$67.4
Interest expense	42.5	48.9	56.6
Depreciation and amortization	58.0	56.1	54.9
Income tax provision (benefit)	33.4	21.0	(0.6)
Discontinued operations, net of tax	(32.5)	(31.9)	3.6
EBITDA	248.1	215.1	181.9
Adjustments to arrive at adjusted EBITDA:
Impairment, restructuring and plant closure (benefits) costs	(1.6)	15.7	18.5
Non-cash LIFO benefit	(4.5)	(13.7)	(3.1)
Mark-to-market commodity hedging gains	(10.6)	(9.2)	(3.1)
Pension settlement	0.1	0.1	0.0
Discretionary incentive	3.0	3.0	0.0
Adjusted EBITDA with noncontrolling interests	$234.5	$211.0	$194.2